SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                               AMENDED FORM 8-K/A

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) and
                   Regulation ss. 240.12b-15 (Rule 12b-15) of

                       The Securities Exchange Act of 1934



                         Date of Report: March 15, 2004

                 Date of earliest event reported: March 2, 2004



                          MAINE & MARITIMES CORPORATION

             (Exact name of registrant as specified in its charter)



                                      Maine

                         (State or other jurisdiction of

                         incorporation or organization)

                                   333-103749

                              (Commission File No.)

                                   30-0155348

                      (I.R.S. Employer Identification No.)
                   209 State Street, Presque Isle, Maine 04769

               (Address of principal executive offices) (Zip Code)

                   Registrant's telephone number: 207-760-2499


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Item 12.  Results of Operations and Financial Condition

      Maine & Maritimes Corporation Releases Fourth Quarter 2003 Results

PRESQUE ISLE, Maine--(BUSINESS WIRE)--March 2, 2004--(AMEX:MAM): Maine & Maritimes Corporation's (MAM's) consolidated results for the fourth quarter of 2003 outperformed the same quarter in 2002 by $0.20 per share, an increase of 60.6%. Fourth quarter 2003 earnings were $0.53 per share compared to $0.33 per share during the same quarter in 2002. According to J. Nick Bayne, President & CEO of MAM, "Our fourth quarter results are attributable to a combination of factors including our progress in controlling costs within our regulated utility subsidiary, as well as regulatory rulings allowing it to increase transmission and distribution rates and to amortize costs associated with Maine Public Service's 2002 Voluntary Early Retirement Program over a period of seven years."

On a year-to-date basis, Maine Public Service Company increased its 2003 core earnings over 2002, resulting in a $0.29 net increase in its earnings per share contribution compared to 2002. Maine & Maritimes Corporation's 2003 unaudited consolidated earnings were $1.78 per share, compared to $4.16 per share in 2002. Approximately ninety-five percent of the variance, or $2.26 per share, is directly attributable to a decline in the 2002 earnings of Energy Atlantic, the Corporation's unregulated subsidiary. As previously reported, Energy Atlantic experienced a one-time final account settlement of its Standard Offer Service contract within Central Maine Power's service area, which accounted for its significant 2002 earnings contribution. Bayne noted that, "Given costs associated with our transformation to a holding company structure, as well as increased regulatory activity related to rate filings; increased costs related to insurances and benefits; and increased corporate compliance costs, our 2003 annual earnings exceeded management's internal expectations. As we continue our transition post-deregulation and generation divestiture, we are focused on controlling costs within our regulated subsidiary, while conservatively implementing our growth strategy to increase long-term shareholder value."

Maine & Maritimes Corporation's unaudited financial results for the twelve months ended December 31, 2003, report consolidated revenues of $37.9 million, compared with $44.1 million for the twelve months ended December 31, 2002. Consolidated earnings were $2.8 million compared with $6.5 million for the same period last year, and earnings per share were $1.78 compared with $4.16 a year ago. The corporation had net income of $0.84 million or $0.53 per share for the quarter ended December 31, 2003, as compared to net income of $0.52 million or $0.33 per share for the fourth quarter of 2002. Amounts shown for 2002 were reported by Maine Public Service Company.

As referenced, continuing efforts to contain costs positively impacted the transmission and distribution utility (Maine Public Service Company), resulting in an increase in earnings of $.30 per share for the twelve months ending 2003. An additional $0.24 per share was realized during 2003, pursuant to an accounting order by the Maine Public Utilities Commission allowing the amortization of costs associated with Maine Public Service's 2002 Voluntary Early Retirement Program over a period of seven years, partially offset by a Maine Yankee-related NEIL insurance refund received in 2002. Also positively impacting earnings for 2003, by $0.12 per share, were net interest savings and carrying charges on stranded costs, as well as an increase in retail, wheeling and flexible pricing revenues of $0.13 per share.

The year-end 2003 earnings, as compared to the same period in 2002, decreased by $2.38 per share, as previously mentioned, principally due to Energy Atlantic's one-time Standard Offer Service final account settlement of $1.89 per share, as well as $0.37 per share decrease in its operating results. Increased costs associated with rate filings with the Maine Public Utilities Commission and the Federal Energy Regulatory Commission, as well as advisory services concerning the Corporation's long-term financial strategies and ongoing costs associated with Sarbanes-Oxley compliance, decreased earnings by $0.38 per share for the twelve months ending 2003, as compared to 2002. As anticipated, one-time expenses associated with seeking necessary regulatory approvals, as well as incremental organizational costs associated with the new corporate structure, as well as MAM's operating activities offset earnings by $.41 per share for 2003.

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Energy Atlantic experienced an increase in normal operation earnings of $0.05 per share during the fourth quarter of 2003, compared to the fourth quarter of 2002. However, as noted, the subsidiary experienced a $2.26 per share decrease in earnings for the twelve months of 2003, compared to the same periods in 2002. The fourth quarter results are attributed to reduced salary and benefits expenses. The twelve month results are affected by the expiration of retail contracts associated with the Company's decision to withdraw from the northern Maine Competitive Electricity Supply market, as well as the loss of Standard Offer Service within Central Maine Power Company's territory, effective March 1, 2002. Current retail market illiquidity within northern Maine; Atlantic Canada's and northern Maine's shortage of generation capacity; increased credit requirements associated with acquiring wholesale supply; increased risks; and other market factors have led the Corporation to restrict operations.

Due to factors listed above, the Corporation is continuing to evaluate alternative strategies pertaining to Energy Atlantic. A final decision concerning Energy Atlantic is dependent upon the outcomes of specific initiatives now underway. At this time, management cannot predict the outcome of these initiatives, which include, but are not limited to, selling the enterprise or retaining the option to reenter the market should overall market and liquidity conditions change.

Maine & Maritimes Corporation and Subsidiaries Earnings Report for the three months and twelve months ended December 31, 2003 and 2002 are as follows:


                                                                    Three Months Ended December 31,
                                                                              (Unaudited)
                                                                      2003                   2002
                                                                  ----------------------------------------
Maine Public Service Co. Operating Revenues                      $   9,014,724          $   8,818,860
Unregulated, Principally Energy Atlantic, LLC
  Operating Revenues                                             $   1,346,041          $   1,690,579
Total Operating Revenues                                         $   10,360,765         $   10,509,439

Net Income Available for Common Shareholders                     $   836,510            $   518,905
Basic & Diluted Earnings Per Common Share                        $   0.53               $   .33
Average Shares Outstanding                                           1,576,706              1,573,865


                                                                      Twelve Months Ended December 31,
                                                                                  (Unaudited)
                                                                        2003                   2002
                                                                  ----------------------------------------
Maine Public Service Co. Operating Revenues                      $    31,739,240        $     31,401,081
Unregulated, Principally Energy Atlantic, LLC
  Operating Revenues                                             $    6,121,269         $     12,703,052
Total Operating Revenues                                         $    37,860,509        $     44,104,133

Net Income Available for Common Shareholders                     $    2,805,601         $     6,543,421
Basic & Diluted Earnings Per Common Share                        $    1.78              $     4.16
Average Shares Outstanding                                            1,575,066               1,573,865

....................................................................................................................................


           Cautionary Statement Regarding Forward-Looking Information

NOTE: This presentation contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Although Maine & Maritimes Corporation (MAM) believes that in making such statements, its expectations are based on reasonable assumptions, any such statement involves uncertainties and risks. MAM cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking

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

information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of MAM; accordingly, there can be no assurance that such indicated results or events will be realized.


The information herein is qualified in its entirety by reference to factors contained in the Forward-Looking Statement of the Management's Discussion and Analysis of Financial Condition and Results of Operation in Maine Public Service Company's 10-K for the year ended December 31, 2002, and subsequent securities filings, as well as, but not necessarily limited to the following factors: the impact of recent and future federal and state regulatory changes in environmental and other laws and regulations to which MAM and its subsidiaries are subject, as well as changes in application of existing laws and regulations; current and future litigation; interest rates; general economic conditions; the performance of projects undertaken by unregulated businesses; the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued by MAM or its subsidiaries, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to MAM or its subsidiaries; financial market conditions; the effects of terrorist incidents; weather; the timing and acceptance of new product and service offerings; general industry trends; changes in business strategy and development plans; capital market conditions and the ability to raise capital; competition; and rating agency actions, among others.



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MAINE & MARITIMES CORPORATION

Date:  March 15, 2004




By: /S/ J. Nicholas Bayne
            President & CEO






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


                                  ERRATA SHEET

Changes to original text are in italics, strikeouts are indicated with brackets to original text as follows:

         1. Original text, Page 1, Paragraph 2: "On a year-to-date basis, Maine Public Service Company increased its 2003 [net income by 9%] over 2002, resulting in a [$0.18] net increase in its earnings per share contribution compared to 2002."

         Amended text: "On a year-to-date basis, Maine Public Service Company increased its 2003 core earnings over 2002, resulting in a $0.29 net increase in its earnings per share contribution compared to 2002."

         2. Original text, Page 2, Paragraph 1: "An additional $0.24 per share was realized during 2003, pursuant to an accounting order by the Maine Public Utilities Commission allowing the amortization of costs associated with Maine Public Service's 2002 Voluntary Early Retirement Program over a period of seven years."

         Amended text: "An additional $0.24 per share was realized during 2003, pursuant to an accounting order by the Maine Public Utilities Commission allowing the amortization of costs associated with Maine Public Service's 2002 Voluntary Early Retirement Program over a period of seven years, partially offset by a Maine Yankee-related NEIL insurance refund received in 2002."

         3. Original text, Page 2, Paragraph 2: "The year-end 2003 earnings, as compared to the same period in 2002, decreased by $2.38 per share, as previously mentioned, principally due to Energy Atlantic's one-time Standard Offer Service final account settlement of $1.89 per share, as well as $0.37 per share decrease in its operating [costs]."

         Amended text: "The year-end 2003 earnings, as compared to the same period in 2002, decreased by $2.38 per share, as previously mentioned, principally due to Energy Atlantic's one-time Standard Offer Service final account settlement of $1.89 per share, as well as $0.37 per share decrease in its operating results."

         4. Original text, Page 2, Paragraph 2: "As anticipated, one-time expenses associated with seeking necessary regulatory approvals, as well as incremental organizational costs associated with the new corporate structure, offset earnings by $.41 per share for 2003."

         Amended text: "As anticipated, one-time expenses associated with seeking necessary regulatory approvals, as well as incremental organizational costs associated with the new corporate structure, as well as MAM's operating activities offset earnings by $.41 per share for 2003."

The remaining text of the filing remains as previously filed.




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